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                                                                    EXHIBIT 99.1

                                [Press Release]
                              [Apache Letterhead]

CONTACTS:

(MEDIA):     JOHN KELSO               (713) 296-6155
(INVESTOR):  MELISSA REYNOLDS         (713) 296-6153

(WEB SITE):  WWW.APACHECORP.COM

                                                           FOR IMMEDIATE RELEASE

             APACHE TO ACQUIRE AUSTRALIAN PROPERTIES AND FACILITIES
                          FROM MOBIL FOR $310 MILLION


        Houston (October 8, 1997) -- Apache Corporation (NYSE: APA) today announced that it has entered into an agreement with a subsidiary of Mobil Corporation under which Apache will acquire three companies that own interests in certain oil and gas properties and production facilities offshore Western Australia for approximately $310 million in cash ($425 million Australian), effective July 1, 1997. The companies are currently owned by Mobil's wholly owned Ampolex Group. The transaction is subject to government approvals and is expected to close in mid-November.

        Of the total purchase price, approximately $216 million (A$296 million) is for certain oil and gas properties that contain net proved reserves of an estimated 41.2 million barrels of oil equivalent (MMboe). Approximately $85 million (A$116 million) of the purchase price is for existing gathering, transportation and marketing facilities. Apache's cost for proved reserves only is $5.24 per barrel of oil equivalent (A$7.18 per barrel). An additional
7.4 MMboe of probable reserves have been identified. The remaining $9 million (A$13 million) represents the aggregate working capital of the three companies. The acquisition will be debt financed (within Apache's targeted leverage ratios) and additive to both earnings and cash flow per share.

        Apache operates all of the properties to be acquired. The transaction will increase Apache's interest to 47.5 percent from 22.5 percent in the Carnarvon Basin's Harriet area, which includes the Varanus Island pipeline, processing and production complex and eight existing oil and gas fields. It also raises the company's interest in the nearby East Spar field, which produces through the Varanus Island facilities, to 55 percent from 20 percent.

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        Average daily production net to the acquired interests in 1998 is projected at 4,250 barrels of liquid hydrocarbons and 38 million cubic feet
(MMcf) of gas. Approximately 80 percent of the gas production is under long-term, take-or-pay contracts. By the year 2000, gas volumes under existing take-or-pay contracts are scheduled to reach 60 MMcf per day.

        Apache President and Chief Operating Officer G. Steven Farris said, "This transaction culminates a 20-month pursuit to solidify Apache's position in the Carnarvon Basin. The acquisition underscores our commitment to Western Australia as a core operating area."

        Farris likened the basin to the Gulf of Mexico in the 1950s. "It is roughly the size of the Gulf of Mexico but significantly under-explored with tremendous potential," he said. "The 255,000 net acres to be acquired include 10 prospects scheduled for drilling by year-end 1998, and a recent 3-D seismic survey is already generating new exploratory leads in proximity to our strategically located Varanus Island complex," Farris said.

        Apache Corporation is a large oil and gas independent with operations in North America, Egypt, Western Australia, Poland, People's Republic of China, Indonesia and Cote d'Ivoire. The company's shares are traded on the New York and Chicago stock exchanges.

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